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                                    EXHIBIT 8

                     Tax Opinion of McLaughlin & Stern, LLP





                                   November 14, 1995

Stone Medical Supply Corporation
2487 North Jerusalem Road
East Meadow, New York 11554

Attn:  Andrew D. Stone, President

          Re: Agreement for Merger and Reorganization

Gentlemen:

     We have acted as counsel to Stone Medical Supply Corporation, a New York Corporation ("Target"), and its controlling shareholder Andrew Stone ("Controlling Shareholder") in connection with the proposed merger (the "Merger") of Target with and into Diagnostic Leasing Corporation, a New York corporation ("Sub"), pursuant to the terms of the Agreement for Merger and Reorganization, dated November 2, 1995 (the "Agreement"), by and among Sub's parent company, MicroBio-Medics Inc., a New York Corporation ("Parent"), Target, Sub, and the Controlling Shareholder, as described in the Registration Statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms herein, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the Continuity of Interest Agreement, dated November 7, 1995 (the "Continuity of Interest Agreement"), among Parent, Sub and Controlling Shareholder, (iii) the Registration Statement, (iv) Controlling Shareholder's employment agreement and Noncompetition, Indemnification and Release Agreement and the Non-Competition Agreement for Lyudmila Stone, Controlling Shareholder's wife, each to take effect upon signing of the Agreement, (v) the Put and Call Agreement between Controlling Shareholder and a party to be named, and (vi) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the Effective Date of certain written representations and covenants

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of Target, Parent and Controlling Shareholder copies of which are attached hereto and upon which we are relying in rendering this opinion.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and Parent and Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     As a tax-free reorganization, the Merger will have the following Federal income tax consequences for Target shareholders, Target and Parent:

     1.  No gain or loss will be recognized by holders of common stock, par
value $.01   per share, of Target ("Target Common Stock") as a result of the exchange of such shares for shares of Parent common stock, par value $.03 per share ("Parent Common Stock"), pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a shareholder of Target in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in Target Common Stock allocable to such fractional share interest.

     2. The tax basis of the shares of Parent's Common Stock received by each shareholder of Target will equal the tax basis of such shareholder's shares of Target Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Merger.

     3. The holding period of the shares of Parent common Stock received by each shareholder of Target will include the holding period for the shares of Target Common of such shareholder exchanged in the Merger.

     4.  Parent will not recognize gain or loss as a result of the Merger.

     5.  Target will not recognize gain or loss as a result of the Merger.

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon

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for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

     We advise you that David W. Sass, a member of this Firm, is an officer and director of Target.

     We hereby consent to the reference to our firm under the caption "The Merger--Certain Federal Income Tax Consequences" and to the caption "Experts" and to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,


                              /S/ McLaughlin & Stern, LLP

                              McLaughlin & Stern, LLP